Exhibit 99.1

For Immediate Release

Contact:	Brendan Lahiff, Sr. Investor Relations Manager
Intersil Corporation
(408) 546-3399
investor@intersil.com

Intersil Corporation Reports Second Quarter 2009 Financial Results

•	Revenues increase 25% from the prior quarter

•	Achieves free cash flow of $30 million

Milpitas, CA, July 22, 2009 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today reported financial results for its second quarter ended July 3, 2009.

Results of Operations

Net revenues for the second quarter were $147.3 million, a 32% decrease from $216.2 million in the second quarter of 2008 and a 25% increase from $118.2 million in the first quarter of 2009. Intersil’s second quarter revenues by end market were as follows: high-end consumer, 25.6% of revenues; computing, 35.0% of revenues; industrial, 19.0% of revenues; and communications, 20.4% of revenues.

Gross margin was 54.2%, compared with gross margin of 56.7% in the same quarter last year, and 55.1% in the first quarter of 2009.

Operating margin from continuing operations was 6.2%, compared with 20.1% in the same quarter last year. Income from continuing operations was $6.2 million or $0.05 per diluted share, compared with $38.0 million, or $0.30 per diluted share in the same quarter last year, and $2.4 million, or $0.02 per diluted share in the first quarter of 2009.

GAAP net income, which includes stock-based compensation expenses, restructuring expenses and amortization of intangible assets, was $6.2 million, or $0.05 per diluted share, compared with $38.0 million, or $0.30 per diluted share in the same quarter last year, and $2.4 million, or $0.02 per diluted share in the first quarter of 2009. Net income in the second quarter of 2009 was reduced by approximately $0.03 per diluted share due to a one-time $3.4 million tax expense associated with the move of Intersil’s international headquarters.

“We are pleased with our strong performance and ability to beat and raise our second quarter revenue guidance,” said Dave Bell, Intersil’s President and Chief Executive Officer. “As expected, we are seeing steady recovery in our computing and consumer end markets. In addition, our industrial end market bucked the declining industry trend due to growing numbers of new products and design wins. We are cautiously optimistic about this momentum and believe it will continue to propel Intersil toward our long term goals.”

“Our strong balance sheet continues to grow with over $324 million in cash and short-term investments, and no debt. We continue to control expenses, and remain committed to growing revenue faster than operating expenses. These efforts allowed Intersil to generate $30 million in free cash flow during the second quarter,” continued Bell.

Intersil’s Board of Directors has authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on August 22, 2009 to shareholders of record as of the close of business on August 12, 2009.

Third Quarter 2009 Outlook

•	Revenues are expected to be in the range of $156 million to $162 million (+6% to +10% sequentially)

•	Gross margin is expected to be up slightly from second quarter

•	Research and development expenses are expected to increase to approximately $39 million

•	Selling, general and administrative expenses are expected to increase to approximately $32 million

•	Stock-based compensation expense is expected to be approximately $8 million

•	GAAP earnings per diluted share are expected to be in the range of $0.08 to $0.11

“Business conditions improved during the second quarter and we saw a positive book-to-bill and increasing backlog exiting the quarter,” said Mr. Bell. “We believe our current bookings are being driven by a combination of successful new products and seasonal consumption in the third quarter. We expect our gross margin will increase slightly as the industrial and communications markets stage a moderate recovery in the second half of 2009.”

Intersil will discuss its full second quarter financial results during its scheduled conference call on July 22, 2009 at 1:45 p.m. Pacific Time. A press release will be transmitted immediately following the market close on July 22nd. Those wishing to participate in the conference call please dial (800) 265-0241, and international participants please dial +1 (617) 847-8704, using the password 59278002 at approximately 1:40 p.m. Pacific Time. Those wishing to listen to the call may also do so via webcast on the company’s Web site: http://www.intersil.com/investor.

A replay of the call will be available for two weeks following the conference call on the company Web site, or may be accessed by dialing (888) 286-8010, international dial +1 (617) 801-6888, using the password 71541421.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog and mixed signal semiconductors. Intersil’s products address some of the industry’s fastest growing markets, such as flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators, Zilker Labs Digital Power ICs and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; D2Audio products; video and high-performance operational amplifiers; high-speed data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit our web site and career page at www.intersil.com.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil’s management’s current expectations, estimates, beliefs, assumptions and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Intersil filings with the U.S. Securities and Exchange Commission (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

— FINANCIAL TABLES TO FOLLOW —

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarters Ended			Two Quarters Ended
	July 3, 2009	July 4, 2008	Apr 3, 2009	July 3, 2009	July 4, 2008
	(Q2 2009)	(Q2 2008)	(Q1 2009)	(Q2 2009)	(Q2 2008)
Net revenues	$147.3	$216.2	$118.2	$265.5	$419.9

Cost of revenues	67.5	93.7	53.0	120.5	187.7

Gross profit	79.8	122.6	65.1	144.9	232.2

Expenses
Research and development	37.0	38.6	32.8	69.8	73.8
Selling, general and administrative	29.8	36.3	25.8	55.6	63.8
Amortization of purchased intangibles	3.4	3.1	3.5	6.9	6.0
Restructuring and other related activities	0.4	1.2	1.6	1.9	4.9
In-process research and development credit	—	—	(0.2)	(0.2)	—

Operating income from continuing operations	9.2	43.4	1.7	10.9	83.8
Gain (loss) on deferred comp investments	1.1	0.8	(0.2)	0.8	(0.1)
Loss on investments, net	—	—	—	—	(6.4)
Interest income, net	1.4	4.1	1.4	2.8	8.9

Income from continuing operations before income taxes	11.6	48.3	2.9	14.5	86.2
Income tax expense from continuing operations	5.4	10.3	0.5	5.9	0.5

Income from continuing operations	6.2	38.0	2.4	8.6	85.7
Discontinued operations
Income tax benefit from discontinued operations	—	—	—	—	(19.4)

Income from discontinued operations	—	—	—	—	19.4

Net income	$6.2	$38.0	$2.4	$8.6	$105.1

Earnings per share:
Basic:
Continuing operations	$0.05	$0.31	$0.02	$0.07	$0.68
Discontinued operations	—	—	—	—	0.16

Net income per share	$0.05	$0.31	$0.02	$0.07	$0.84

Diluted:
Continuing operations	$0.05	$0.30	$0.02	$0.07	$0.68
Discontinued operations	—	—	—	—	0.16

Net income per share	$0.05	$0.30	$0.02	$0.07	$0.84

Weighted average shares:
Basic	122.2	123.6	121.7	122.0	124.7

Diluted	122.2	124.6	121.9	122.1	125.7

	Quarters Ended			Two Quarters Ended
	July 3, 2009	July 4, 2008	Apr 3, 2009	July 3, 2009	July 4, 2008
Other financial metrics:
Stock-based compensation expense by classification:
Cost of revenues	$0.7	$1.1	$0.6	$1.3	$2.1
Research and development	3.1	3.7	3.3	$6.4	$7.2
Selling, general and administrative	4.6	5.9	1.7	$6.3	$6.8

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Additional Information

Unaudited

(In US$ millions)

	Quarters Ended
	July 3, 2009	July 4, 2008	Apr 3, 2009
	(Q2 2009)	(Q2 2008)	(Q1 2009)
Cash flow information:
Cash from operations	$31.3	$56.3	$13.9
Net capital expenditures	1.3	8.6	2.5

Free cash flow	$30.0	$47.7	$11.4

EBITDA:
Operating income	$9.2	$43.4	$1.7
Depreciation	5.1	5.7	5.5
Intangible amortization	3.4	3.1	3.5
In-process R&D credit	—	—	(0.2)
Stock-based compensation	8.4	10.7	5.7

EBITDA	$26.1	$62.8	$16.1

Six-month backlog	$139.6	$190.7	$126.9

Effect of certain noncash and unusual items:
Amortization of intangibles (net of tax)	$2.9	$2.3	$2.8
Restructuring and other related activities (net of tax)	0.3	1.0	1.2
In-process R&D credit	—	—	(0.2)
Stock-based compensation (net of tax)	7.1	8.2	4.5
Unusual tax charge related to international HQ move	3.4	—	—

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	July 3, 2009	Jan 2, 2009
Assets
Current assets:
Cash, cash equivalents and short-term investments	$324.2	$312.6
Trade receivables, net	70.1	66.6
Inventories, net	94.9	109.6
Prepaid expenses and other current assets	11.5	12.1
Deferred income taxes	25.6	35.5

Total current assets	526.3	536.5
Other assets:
Property, plant and equipment, net	104.2	112.8
Purchased intangibles, net	23.7	29.0
Goodwill	313.8	313.7
Deferred income taxes	66.3	47.0
Long-term investments	84.6	81.3
Other	13.4	13.2

Total other assets	605.9	597.1

Total assets	$1,132.2	$1,133.6

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$31.0	$22.3
Income taxes payable	11.4	4.0
Deferred net revenue	9.0	10.6
Other accrued items	60.0	71.0

Total current liabilities	111.4	108.0

Total shareholders’ equity	1,020.8	1,025.6

Total liabilities and shareholders’ equity	$1,132.2	$1,133.6

Note: Totals and percentages may not add or calculate precisely due to rounding.